Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER 2018 RESULTS

WARSAW, N.Y., April 26, 2018 – Financial Institutions, Inc. (Nasdaq: FISI), today reported financial and operational results for the first quarter ended March 31, 2018. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon, LLC (“Scott Danahy Naylon” or “SDN”) and Courier Capital, LLC (“Courier Capital”).

Net income in the quarter was $9.3 million, 17% higher than $7.9 million in the first quarter of 2017. After preferred dividends, net income available to common shareholders was $8.9 million, or $0.56 per diluted share, compared to $7.6 million, or $0.52 per diluted share, in the first quarter of 2017.

President and Chief Executive Officer Martin K. Birmingham stated, “I am pleased with our first quarter results. We continued to make progress against our fundamental long-term strategic goals, generating loan and deposit growth in-line with our plan while maintaining a strong credit culture. Our wealth management and insurance businesses also performed well in the quarter and we are seeing improved synergies across our community financial services platform.

“In February, we launched our new brand campaign designed to increase customer knowledge surrounding the services we offer in community banking, wealth management and insurance and to increase awareness of our brand in key urban growth markets. Our campaign tag line Today is tomorrow in progress reinforces our goal of providing solutions today that lead to financial well-being in the future. The campaign has been very well-received and early statistics indicate terrific growth in customer awareness and satisfaction.”

First Quarter 2018 Highlights:

Diluted earnings per share of $0.56 was $0.04, or 7.7%, higher than the first quarter of 2017

Net interest income of $29.6 million was $2.6 million, or 9.8%, higher than the first quarter of 2017

Noninterest income of $9.0 million was $1.1 million, or 14.7%, higher than the first quarter of 2017

Return on average common equity was 9.95%

Return on average tangible common equity was 12.52% (1)

Total assets, interest-earning assets, loans and deposits all reached record-high levels at quarter-end:

Total assets increased $47.2 million during the quarter, to $4.15 billion

Total interest-earning assets increased $36.2 million during the quarter, to $3.82 billion

Total loans increased $58.2 million during the quarter, to $2.79 billion

Total deposits increased $169.8 million during the quarter, to $3.38 billion

The Company declared a quarterly cash dividend of $0.24 per common share, a 9.1% increase from the most recent dividend. The first quarter dividend represented a 3.29% annualized yield as of March 31, 2018, and a return of 43% of first quarter net income to common shareholders

Chief Financial Officer Kevin B. Klotzbach added, “Loan growth was 2.1% in the quarter and relatively balanced across all loan categories with commercial business loans 3.1% higher, residential real estate loans 2.7% higher, consumer indirect loans 2.5% higher and commercial mortgage loans 1.5% higher than at December 31, 2017. Our credit quality remains strong with total non-performing loans to total loans at 0.38% at quarter-end. Our investment securities portfolio decreased by $29.3 million during the quarter as we continued to convert a portion of our marketable securities into loans.”

Net Interest Income and Net Interest Margin

Net interest income was $29.6 million in the first quarter of 2018, $132 thousand lower than the fourth quarter of 2017 and $2.6 million higher than the first quarter of 2017.

Average interest-earning assets for the quarter were $3.80 billion, $59.8 million higher than the fourth quarter of 2017 and $320.7 million higher than the first quarter of 2017. The primary driver of the increase was organic loan growth.

Net interest margin for the first quarter of 2018 was 3.19%, six basis points lower than the fourth quarter of 2017 and four basis points lower than the first quarter of 2017. The tax-equivalent yield on municipal securities was lower in the quarter because of the reduction in federal income tax rate to 21% in 2018 from 35% in 2017, negatively impacting net interest margin compared to the prior year. Fourth quarter of 2017 net interest margin was positively impacted by approximately $300 thousand of fee income comprised of yield maintenance fees relating to prepayment of mortgage-backed securities and payment deferral program fees. First quarter of 2017 net interest margin benefitted from approximately $100 thousand of yield maintenance fees relating to prepayment of mortgage-backed securities. No such fees were recognized in the first quarter of 2018.

Noninterest Income

Noninterest income was $9.0 million in the first quarter of 2018, relatively unchanged as compared to the fourth quarter of 2017 and $1.1 million higher than the first quarter of 2017.

Excluding the net gain on investment securities from all periods, noninterest income was $9.0 million in the first quarter of 2018, $657 thousand higher than $8.3 million in the fourth quarter of 2017, and $1.4 million higher than $7.6 million in the first quarter of 2017.

The Company has made investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from investments in limited partnerships was $568 thousand in the first quarter of 2018 as compared to $19 thousand in the fourth quarter of 2017 and a loss of $30 thousand in the first quarter of 2017. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

Investment advisory income was $1.8 million in the first quarter of 2018, $31 thousand higher than the fourth quarter of 2017 and $347 thousand higher than the first quarter of 2017. The increase over the prior year period was primarily driven by the third quarter of 2017 acquisition of the assets of a Buffalo-area wealth management firm.

Noninterest Expense

Noninterest expense was $24.1 million in the first quarter of 2018 as compared to $23.2 million in the fourth quarter of 2017 and $20.9 million in the first quarter of 2017.

Salaries and employee benefits expense of $13.4 million was $457 thousand higher than the fourth quarter of 2017 and $2.1 million higher than the first quarter of 2017 as a result of our organic growth initiatives and approximately $1.0 million of non-recurring expenses in the first quarter of 2018 related to senior management retirements at our insurance subsidiary, higher contingent incentive compensation related to our wealth management subsidiary as a result of expected earnout payment, and the payment of one-time awards to employees not covered by certain incentive programs.

Occupancy and equipment expense of $4.4 million was $349 thousand higher than the fourth quarter of 2017 and $443 thousand higher than the first quarter of 2017. The increase from the fourth quarter of 2017 was largely due to higher snow removal expense. The increase as compared to the first quarter of 2017 was primarily the result of the relocation of the Five Star Bank Rochester regional administration center in the first quarter of 2017 and the impact of a branch opening in February 2017.

Advertising and promotions expense of $977 thousand was $257 thousand higher than the fourth quarter of 2017 and $515 thousand higher than the first quarter of 2017 as a result of the new Five Star Bank brand campaign launched in February 2018. Advertising and promotions expense in 2017 was lower than historical experience in anticipation of the new campaign.

Income Taxes

Income tax expense was $2.3 million in the first quarter of 2018 as compared to $580 thousand in the fourth quarter of 2017 and $3.2 million in the first quarter of 2017.

The effective tax rate was 19.6% in the first quarter of 2018 as compared to 28.5% in the first quarter of 2017, reflecting lower federal corporate tax rates because of the Tax Cuts and Jobs Act (the “TCJ Act”).

The effective tax rate of 5.0% in the fourth quarter of 2017 was the result of a $2.9 million reduction in income tax expense due to the TCJ Act, primarily driven by a revaluation adjustment to the net deferred tax liability.

Balance Sheet and Capital Management

Total assets were $4.15 billion at March 31, 2018, up $47.2 million from $4.11 billion at December 31, 2017, and up $292.6 million from $3.86 billion at March 31, 2017. The increases were largely the result of loan growth funded by deposit growth and net proceeds from a 2017 common equity offering. Between May and November of 2017, the Company sold 1.4 million shares of common stock through an at-the-market offering (“2017 Equity Offering”) generating approximately $40.0 million of gross proceeds and $38.3 million of net proceeds.

Total loans were $2.79 billion at March 31, 2018, up $58.2 million, or 2.1%, from December 31, 2017, and up $390.6 million, or 16.3%, from March 31, 2017.

Commercial business loans totaled $464.1 million, up $13.8 million, or 3.1%, from December 31, 2017, and up $88.6 million, or 23.6%, from March 31, 2017.

Commercial mortgage loans totaled $821.1 million, up $12.2 million, or 1.5%, from December 31, 2017, and up $146.1 million, or 21.6%, from March 31, 2017.

Residential real estate loans totaled $477.9 million, up $12.7 million, or 2.7%, from December 31, 2017, and up $49.8 million, or 11.6%, from March 31, 2017.

Consumer indirect loans totaled $898.1 million, up $21.5 million, or 2.5%, from December 31, 2017, and up $112.0 million, or 14.2%, from March 31, 2017.

Total deposits were $3.38 billion at March 31, 2018, an increase of $169.8 million from December 31, 2017, and an increase of $210.4 million from March 31, 2017. The increase from December 31, 2017, was primarily due to public deposit seasonality. The increase from March 31, 2017, was primarily the result of successful business development efforts in both municipal and retail banking. Public deposit balances represented 29% of total deposits at March 31, 2018, compared to 26% at December 31, 2017 and 31% at March 31, 2017.

Shareholders’ equity was $380.3 million at March 31, 2018, compared to $381.2 million at December 31, 2017, and $325.7 million at March 31, 2017. Common book value per share was $22.83 at March 31, 2018, $22.85 at December 31, 2017, and $21.21 at March 31, 2017. Changes in shareholders’ equity and common book value per share are attributable to net income less dividends paid plus proceeds from the 2017 Equity Offering, net of the change in unrealized gain (loss) on investment securities.

During the first quarter of 2018, the Company declared a common stock dividend of $0.24 per common share, a 9.1% increase from the most recent dividend. The dividend returned 43% of first quarter net income to common shareholders.

Regulatory capital ratios at March 31, 2018, were slightly lower than December 31, 2017 ratios, primarily as a result of loan growth and higher asset levels. March 31, 2018 ratios were higher than March 31, 2017 ratios as a result of the 2017 Equity Offering:

Leverage Ratio was 8.11%, compared to 8.13% and 7.30% at December 31, 2017, and March 31, 2017, respectively.

Common Equity Tier 1 Capital Ratio was 10.09%, compared to 10.16% and 9.46% at December 31, 2017, and March 31, 2017, respectively.

Tier 1 Capital Ratio was 10.65%, compared to 10.74% and 10.11% at December 31, 2017, and March 31, 2017, respectively.

Total Risk-Based Capital Ratio was 13.09%, compared to 13.19% and 12.75% at December 31, 2017, and March 31, 2017, respectively.

Credit Quality

Non-performing loans were $10.7 million at March 31, 2018, compared to $12.5 million at December 31, 2017, and $8.0 million at March 31, 2017. The ratio of non-performing loans to total loans was 0.38% at March 31, 2018; 0.46% at December 31, 2017; and 0.33% at March 31, 2017.

Provision for loan losses was $2.9 million for the first quarter, a decrease of $1.0 million from the fourth quarter of 2017 and an increase of $168 thousand from the first quarter of 2017.

Net charge-offs were $2.0 million during the quarter, $1.6 million lower than the fourth quarter of 2017 and $607 thousand lower than the first quarter of 2017. The ratio of annualized net charge-offs to total average loans was 0.30% in the quarter; 0.54% in the fourth quarter of 2017; and 0.45% in the first quarter of 2017.

The ratio of allowance for loan losses to total loans was 1.27% at March 31, 2018, 1.27% at December 31, 2017, and 1.29% at March 31, 2017.

Conference Call

The Company will host an earnings conference call and audio webcast on April 27, 2018 at 9:00 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Kevin B. Klotzbach, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-317-6016 and requesting the Financial Institutions, Inc. (FISI) call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible assets, tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible assets, average tangible common equity, and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon, Courier Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2018	2017
	March 31,	December 31,	September 30,	June 30,	March 31,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$122,914	$99,195	$97,838	$84,537	$149,699
Investment securities:
Available for sale	510,197	524,973	551,491	540,575	540,406
Held-to-maturity	501,905	516,466	538,332	533,471	545,381

Total investment securities	1,012,102	1,041,439	1,089,823	1,074,046	1,085,787
Loans held for sale	1,523	2,718	2,407	1,864	2,097
Loans:
Commercial business	464,139	450,326	419,415	398,343	375,518
Commercial mortgage	821,091	808,908	757,987	724,064	675,007
Residential real estate loans	477,935	465,283	446,044	432,053	428,171
Residential real estate lines	115,346	116,309	117,621	118,611	120,874
Consumer indirect	898,099	876,570	857,528	826,708	786,120
Other consumer	16,654	17,621	17,640	17,093	16,937

Total loans	2,793,264	2,735,017	2,616,235	2,516,872	2,402,627
Allowance for loan losses	35,594	34,672	34,347	33,159	31,081

Total loans, net	2,757,670	2,700,345	2,581,888	2,483,713	2,371,546
Total interest-earning assets	3,818,839	3,782,659	3,708,385	3,593,106	3,523,613
Goodwill and other intangible assets, net	74,415	74,703	74,997	73,477	75,343
Total assets	4,152,432	4,105,210	4,021,591	3,891,538	3,859,865
Deposits:
Noninterest-bearing demand	702,900	718,498	710,865	677,124	666,332
Interest-bearing demand	717,567	634,203	656,703	631,451	698,962
Savings and money market	1,052,270	1,005,317	1,050,487	999,125	1,069,901
Time deposits	907,272	852,156	863,453	824,786	734,464

Total deposits	3,380,009	3,210,174	3,281,508	3,132,486	3,169,659
Short-term borrowings	327,600	446,200	310,800	347,500	303,300
Long-term borrowings, net	39,149	39,131	39,114	39,096	39,078
Total interest-bearing liabilities	3,043,858	2,977,007	2,920,557	2,841,958	2,845,705
Shareholders’ equity	380,302	381,177	366,002	347,641	325,688
Common shareholders’ equity	362,973	363,848	348,668	330,301	308,348
Tangible common equity (1)	288,558	289,145	273,671	256,824	233,005
Unrealized gain (loss) on investment securities,
net of tax	$(8,503)	$(2,173)	$17	$(232)	$(1,938)
Common shares outstanding	15,901	15,925	15,626	15,127	14,536
Treasury shares	155	131	136	137	156
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.11%	8.13%	7.91%	7.70%	7.30%
Common equity Tier 1 capital ratio	10.09%	10.16%	10.09%	9.86%	9.46%
Tier 1 capital ratio	10.65%	10.74%	10.69%	10.48%	10.11%
Total risk-based capital ratio	13.09%	13.19%	13.24%	13.09%	12.75%
Common equity to assets	8.74%	8.86%	8.67%	8.49%	7.99%
Tangible common equity to tangible assets (1)	7.08%	7.17%	6.93%	6.73%	6.16%
Common book value per share	$22.83	$22.85	$22.31	$21.84	$21.21
Tangible common book value per share (1)	$18.15	$18.16	$17.51	$16.98	$16.03
Stock price (Nasdaq: FISI):
High	$33.00	$34.10	$31.15	$35.35	$35.40
Low	$29.50	$28.70	$25.65	$29.09	$30.50
Close	$29.60	$31.10	$28.80	$29.80	$32.95

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2018		2017
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

SELECTED INCOME STATEMENT DATA:
Interest income	$35,403	$34,767	$33,396	$31,409	$30,538
Interest expense	5,775	5,007	4,958	3,987	3,543

Net interest income	29,628	29,760	28,438	27,422	26,995
Provision for loan losses	2,949	3,946	2,802	3,832	2,781

Net interest income after provision
for loan losses	26,679	25,814	25,636	23,590	24,214

Noninterest income:
Service charges on deposits	1,738	1,905	1,901	1,840	1,745
Insurance income	1,399	1,214	1,488	1,133	1,431
ATM and debit card	1,421	1,491	1,445	1,456	1,329
Investment advisory	1,778	1,747	1,497	1,429	1,431
Company owned life insurance	450	414	449	473	445
Investments in limited partnerships	568	19	(14)	135	(30)
Loan servicing	115	91	105	123	120
Net gain on sale of loans held for sale	96	106	150	72	48
Net gain on investment securities	—	660	184	210	206
Net (loss) gain on other assets	3	12	21	6	(2)
Contingent consideration liability adjustment	—	—	—	1,200	—
Other	1,416	1,328	1,348	1,256	1,113

Total noninterest income	8,984	8,987	8,574	9,333	7,836

Noninterest expense:
Salaries and employee benefits	13,429	12,972	12,348	11,986	11,369
Occupancy and equipment	4,407	4,058	4,087	4,184	3,964
Professional services	883	854	1,157	1,057	1,015
Computer and data processing	1,235	1,244	1,208	1,312	1,171
Supplies and postage	512	507	492	467	537
FDIC assessments	508	451	440	469	457
Advertising and promotions	977	720	344	645	462
Amortization of intangibles	288	294	288	291	297
Goodwill impairment	—	—	—	1,575	—
Other	1,868	2,063	2,103	1,955	1,670

Total noninterest expense	24,107	23,163	22,467	23,941	20,942

Income before income taxes	11,556	11,638	11,743	8,982	11,108
Income tax expense	2,268	580	3,464	2,736	3,165

Net income	9,288	11,058	8,279	6,246	7,943

Preferred stock dividends	365	365	366	366	365

Net income available to common shareholders	$8,923	$10,693	$7,913	$5,880	$7,578

FINANCIAL RATIOS:
Earnings per share – basic	$0.56	$0.68	$0.52	$0.40	$0.52
Earnings per share – diluted	$0.56	$0.68	$0.52	$0.40	$0.52
Cash dividends declared on common stock	$0.24	$0.22	$0.21	$0.21	$0.21
Common dividend payout ratio	42.86%	32.35%	40.38%	52.50%	40.38%
Dividend yield (annualized)	3.29%	2.81%	2.89%	2.83%	2.58%
Return on average assets	0.92%	1.09%	0.83%	0.65%	0.86%
Return on average equity	9.89%	11.72%	9.17%	7.44%	9.94%
Return on average common equity	9.95%	11.88%	9.21%	7.38%	10.02%
Return on average tangible common equity (1)	12.52%	15.03%	11.76%	9.65%	13.30%
Efficiency ratio (2)	61.85%	59.62%	59.75%	64.10%	59.09%
Effective tax rate	19.6%	5.0%	29.5%	30.5%	28.5%

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2018	2017
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$667	$1,693	$—	$16,639	$10,078
Investment securities (1)	1,034,830	1,073,170	1,096,374	1,085,670	1,090,063
Loans:
Commercial business	453,250	429,831	405,308	385,938	363,367
Commercial mortgage	821,311	778,765	752,634	700,010	678,613
Residential real estate loans	470,612	455,641	438,436	430,237	429,746
Residential real estate lines	115,614	116,731	117,597	119,333	121,594
Consumer indirect	885,723	865,735	841,081	802,379	767,887
Other consumer	16,978	17,618	17,184	16,680	16,956

Total loans	2,763,488	2,664,321	2,572,240	2,454,577	2,378,163
Total interest-earning assets	3,798,985	3,739,184	3,668,614	3,556,886	3,478,304
Goodwill and other intangible assets, net	74,577	74,866	73,960	74,954	75,508
Total assets	4,086,633	4,028,063	3,951,002	3,847,137	3,754,470
Interest-bearing liabilities:
Interest-bearing demand	671,991	655,207	612,401	651,485	634,141
Savings and money market	1,012,574	1,051,367	998,769	1,054,997	1,030,363
Time deposits	857,184	863,770	855,371	762,874	721,404
Short-term borrowings	411,760	316,894	385,512	323,562	327,195
Long-term borrowings, net	39,138	39,121	39,103	39,085	39,067

Total interest-bearing liabilities	2,992,647	2,926,359	2,891,156	2,832,003	2,752,170
Noninterest-bearing demand deposits	688,123	703,560	679,303	658,926	657,190
Total deposits	3,229,872	3,273,904	3,145,844	3,128,282	3,043,098
Total liabilities	3,705,782	3,653,655	3,592,685	3,510,410	3,430,504
Shareholders’ equity	380,851	374,408	358,317	336,727	323,966
Common equity	363,523	357,079	340,981	319,387	306,626
Tangible common equity (2)	$288,946	$282,213	$267,021	$244,433	$231,118
Common shares outstanding:
Basic	15,890	15,749	15,268	14,664	14,479
Diluted	15,941	15,793	15,302	14,702	14,528
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.32%	2.53%	2.45%	2.47%	2.46%
Loans	4.36%	4.29%	4.24%	4.16%	4.19%
Total interest-earning assets	3.80%	3.78%	3.71%	3.63%	3.64%
Interest-bearing demand	0.12%	0.14%	0.14%	0.14%	0.14%
Savings and money market	0.18%	0.16%	0.15%	0.14%	0.13%
Time deposits	1.33%	1.21%	1.15%	1.01%	0.95%
Short-term borrowings	1.68%	1.40%	1.29%	1.08%	0.86%
Long-term borrowings, net	6.31%	6.32%	6.32%	6.32%	6.32%
Total interest-bearing liabilities	0.78%	0.68%	0.68%	0.56%	0.52%
Net interest rate spread	3.02%	3.10%	3.03%	3.07%	3.12%
Net interest rate margin	3.19%	3.25%	3.17%	3.18%	3.23%

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2018		2017
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$34,672	$34,347	$33,159	$31,081	$30,934
Net loan charge-offs (recoveries):
Commercial business	(15)	1,622	44	568	964
Commercial mortgage	(3)	(5)	(5)	(38)	(204)
Residential real estate loans	(50)	88	161	78	(26)
Residential real estate lines	91	40	19	(46)	33
Consumer indirect	1,664	1,636	1,244	1,082	1,758
Other consumer	340	240	151	110	109

Total net charge-offs	2,027	3,621	1,614	1,754	2,634
Provision for loan losses	2,949	3,946	2,802	3,832	2,781

Ending balance	$35,594	$34,672	$34,347	$33,159	$31,081

Net charge-offs (recoveries)
to average loans (annualized):
Commercial business	-0.01%	1.50%	0.04%	0.59%	1.08%
Commercial mortgage	-0.00%	-0.00%	-0.00%	-0.02%	-0.12%
Residential real estate loans	-0.04%	0.08%	0.15%	0.07%	-0.02%
Residential real estate lines	0.32%	0.14%	0.06%	-0.15%	0.11%
Consumer indirect	0.76%	0.75%	0.59%	0.54%	0.93%
Other consumer	8.12%	5.40%	3.49%	2.65%	2.61%
Total loans	0.30%	0.54%	0.25%	0.29%	0.45%
Supplemental information (1)
Non-performing loans:
Commercial business	$4,312	$5,344	$7,182	$7,312	$3,753
Commercial mortgage	2,310	2,623	2,539	2,189	1,267
Residential real estate loans	2,224	2,252	1,263	1,579	1,601
Residential real estate lines	372	404	325	379	336
Consumer indirect	1,467	1,895	1,250	1,149	1,040
Other consumer	32	13	26	22	23

Total non-performing loans	10,717	12,531	12,585	12,630	8,020
Foreclosed assets	480	148	281	154	58

Total non-performing assets	$11,197	$12,679	$12,866	$12,784	$8,078

Total non-performing loans to total loans	0.38%	0.46%	0.48%	0.50%	0.33%
Total non-performing assets to total assets	0.27%	0.31%	0.32%	0.33%	0.21%
Allowance for loan losses to total loans	1.27%	1.27%	1.31%	1.32%	1.29%
Allowance for loan losses to non-performing loans	332%	277%	273%	263%	388%

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2018	2017
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Ending tangible assets:
Total assets	$4,152,432	$4,105,210	$4,021,591	$3,891,538	$3,859,865
Less: Goodwill and other intangible assets, net	74,415	74,703	74,997	73,477	75,343

Tangible assets	$4,078,017	$4,030,507	$3,946,594	$3,818,061	$3,784,522

Ending tangible common equity:
Common shareholders’ equity	$362,973	$363,848	$348,668	$330,301	$308,348
Less: Goodwill and other intangible assets, net	74,415	74,703	74,997	73,477	75,343

Tangible common equity	$288,558	$289,145	$273,671	$256,824	$233,005

Tangible common equity to tangible assets (1)	7.08%	7.17%	6.93%	6.73%	6.16%
Common shares outstanding	15,901	15,925	15,626	15,127	14,536
Tangible common book value per share (2)	$18.15	$18.16	$17.51	$16.98	$16.03
Average tangible assets:
Average assets	$4,086,633	$4,028,063	$3,951,002	$3,847,137	$3,754,470
Less: Average goodwill and other intangible
assets, net	74,577	74,866	73,960	74,954	75,508

Average tangible assets	$4,012,056	$3,953,197	$3,877,042	$3,772,183	$3,678,962

Average tangible common equity:
Average common equity	$363,523	$357,079	$340,981	$319,387	$306,626
Less: Average goodwill and other intangible
assets, net	74,577	74,866	73,960	74,954	75,508

Average tangible common equity	$288,946	$282,213	$267,021	$244,433	$231,118

Net income available to common shareholders	$8,923	$10,693	$7,913	$5,880	$7,578
Return on average tangible common equity (3)	12.52%	15.03%	11.76%	9.65%	13.30%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.